      As filed with the Securities and Exchange Commission on May 3, 1999
                                                      Registration No. 333-71909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT 7 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------

                       FLYCAST COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------
        Delaware                    7319                     77-0431028
    (State or Other          (Primary Standard            (I.R.S. Employer
    Jurisdiction of              Industrial            Identification Number)
    Incorporation or        Classification Code
     Organization)                Number)

                                ---------------

                               181 Fremont Street
                        San Francisco, California 94105
                                 (415) 977-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

George R. Garrick, Chairman of the Board, Chief Executive Officer and President
                       FLYCAST COMMUNICATIONS CORPORATION
                               181 Fremont Street
                        San Francisco, California 94105
                                 (415) 977-1000
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                                ---------------
                                   Copies to:

            Jeffrey Y. Suto                       Laird H. Simons III
             Alissa W. Lee                      Katherine Tallman Schuda
             Scott S. Ring                        Nicholas S. Khadder
           VENTURE LAW GROUP                       FENWICK & WEST LLP
       A Professional Corporation                 Two Palo Alto Square
          2800 Sand Hill Road                     Palo Alto, CA 94306
          Menlo Park, CA 94025                       (650) 494-0600
             (650) 854-4488

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE

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
 Title Of Each Class Of Securities       Proposed Maximum Aggregate
         To Be Registered                    Offering Price (1)             Amount Of Registration Fee
------------------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.0001........................               $79,350,000                          $22,059(2)

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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Previously paid.

                                ---------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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


                             Explanatory Note

  This Amendment No. 7 is being filed solely to file a new Exhibit 23.1, Independent Auditors' Consent.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   SEC registration fee............................................. $   22,059
   NASD filing fee..................................................      8,435
   Nasdaq National Market listing fee...............................     88,500
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    325,000
   Accounting fees and expenses.....................................    200,000
   NASD and Blue Sky qualification fees and expenses................      1,000
   Transfer Agent and Registrar fees................................      5,000
   Miscellaneous fees and expenses..................................    150,006
                                                                     ----------
      Total......................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under specific circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.5 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant will enter into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Registrant and the Underwriters.

Item 15. Recent Sales of Unregistered Securities

  Since January 1996, the Registrant has sold and issued the following securities:

(1) In June 1996, the Registrant issued promissory notes in the total principal amount of $300,000 to a total of five investors. In July 1997, the principal amounts of these notes were converted into 300,000 shares of Series A Preferred Stock at a conversion price of $1.00 per share in connection with the Series A Preferred Stock financing discussed in item
    (7).

(2) In February 1997, the Registrant issued to four investors promissory notes in the total principal amount of $291,633 that were convertible into shares of Series B Preferred Stock and warrants exercisable to purchase an additional number of shares of Series B Preferred Stock equal in value to 20% of the notes' total principal amount. In July and August 1997, the principal amounts of these notes were converted into shares of Series B Preferred Stock at a conversion price of $1.33 per share and warrants exercisable at $1.33 per share to purchase shares of Series B Preferred Stock in connection with the Series B Preferred Stock financing discussed in item (8).

 (3) In April 1997, the Registrant issued a promissory note to a bank in the amount of $300,000 and a warrant to purchase shares of the Registrant's stock, the class and exercise price of which was contingent upon the value and timing of the Registrant's next financing. In July 1997, it was determined that the warrant would be exercisable to purchase 33,834 shares of Series B Preferred Stock at an exercise price of $1.33 per share.

 (4) In June 1997, the Registrant issued a promissory note in the principal amount of $400,000 and a warrant to purchase 33,333 shares of common stock at an exercise price per share of $0.01 to an investor.

 (5) In June 1997, the Registrant issued a warrant to purchase 7,500 shares of Series A Preferred Stock at an exercise price per share of $1.00 to an investor in connection with the investor's agreement to extend the terms of the note described in item (3) above.

 (6) In July 1997, the Registrant issued and sold a total of 2,284,011 shares of common stock to a total of nine individuals, including five officers and directors and one consultant, at a purchase price of $0.10 per share. Sales to officers and directors of the Registrant were made pursuant to restricted stock purchase agreements which provided for payment to the Registrant for this stock in the form of promissory notes, with interest, due upon the earlier of nine months after the closing of an initial public offering of the Registrant's common stock, July 2002 or termination of the purchaser's service provider relationship with the Registrant.

 (7) In July 1997, the Registrant issued 611,295 shares of Series A Preferred Stock to one director in connection with a stock recapitalization pursuant to which all shares of common stock held by this individual were exchanged for 611,295 shares of Series A Preferred Stock.

 (8) In July and August 1997, the Registrant issued and sold 5,324,532 shares of Series B Preferred Stock to 44 investors, including those investors who converted their notes as described in item (2) above, at a total purchase price of $7,081,628, of which $291,633 represented conversion of debt and the remainder was paid in cash. In conjunction with this financing and in connection with loan arrangements, the Registrant also issued warrants, including the warrant described in item (3) above, to purchase a total of 77,688 shares of Series B Preferred Stock at an exercise price of $1.33 per share to six investors.

 (9) In April 1998, the Registrant entered into a financing agreement with a preferred stock shareholder and lender for $2,500,000 due in April 2002 with interest at 11% per annum. In May 1998, the Registrant, in connection with this financing, issued warrants to purchase 55,409 shares of Series C Preferred Stock at $4.51 per share. In August 1998, the Registrant entered into a financing agreement with the same preferred stock shareholder and lender for $5,000,000, due in August 2001 with interest at 14% per annum. In September 1998, the Registrant, in connection with this financing, issued warrants to purchase 72,324 shares of Series C Preferred Stock at $4.42 per share. As of December 31, 1998, $3,000,000 was available for future borrowing.

(10) In September 1998, the Registrant issued warrants to purchase a total of 7,143 shares of common stock at an exercise price per share of $1.40 to three entities and individuals in connection with an executive search agreement.

(11) In December 1998, January 1999 and February 1999, the Registrant issued and sold a total of 1,996,344 shares of Series C Preferred Stock at a purchase price of $9.04 per share to a total of 45 investors for a total purchase price of $18,046,950, of which $4,499,995 represented conversion of debt and the remainder was paid in cash. In conjunction with this financing and the issuance of the convertible debt, the Registrant also issued warrants to purchase a total of 132,840 shares of Series C Preferred Stock at an exercise price of $9.04 per share to thirty-five investors.

(12) In January and February 1999, 18,045 shares of Series B Preferred Stock were issued pursuant to the exercise of warrants by three investors.

(13) In March 1999, 33,333 shares of common stock were issued pursuant to the exercise of a warrant by one investor.

(14) From March 1997, when the 1997 Stock Option Plan was adopted, to March 31, 1999, 869,531 shares of common stock have been issued pursuant to exercises of options by forty-one employees and consultants at a weighted average exercise price of $0.71 by cash and promissory notes.

(15) From January 1999, when the 1999 Stock Option Plan was adopted, to March 31, 1999, 30,251 shares of common stock have been issued pursuant to exercises of options by twelve consultants at a weighted average exercise price of $9.00.

  The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D of the Securities Act as transactions by an issuer not involving any public offering. In addition, issuances described in Items 6 and 12 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in these transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Number                               Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.
  2.1*  Form of Agreement and Plan of Merger between the Registrant and Flycast
         Communications Corporation, a California corporation.
  3.1*  Fourth Amended and Restated Articles of Incorporation of Flycast
         Communications Corporation, a California corporation, as currently in effect.
  3.2*  Certificate of Incorporation of Flycast Communications Corporation, a
         Delaware corporation, as currently in effect.
  3.3*  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and become effective prior to the effective date of the offering.
  3.4*  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and become effective upon completion of the offering.
  3.5*  Bylaws of the Registrant.
  4.1*  Specimen Stock Certificate.
  5.1*  Opinion of Venture Law Group, a Professional Corporation.
 10.1*  Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.2*  1997 Stock Option Plan and form of option agreements.
 10.3*  1999 Stock Option Plan, as amended, and form of option agreement.
 10.4*  1999 Employee Stock Purchase Plan, as amended, and form of subscription agreement.
 10.5*  1999 Directors' Stock Option Plan.
 10.7*  Amended and Restated Investors' Rights Agreement dated December 30,
         1998 between the Registrant and certain holders of the Registrant's securities.
 10.11* Standard Office Lease dated February 1, 1998 between the Registrant and
         Ray Corporation.
 10.12* Master Lease Agreement dated December 30, 1997, as amended, between the
         Registrant and Comdisco, Inc.
 10.13* Subordinated Loan and Security Agreement dated May 22, 1998, as amended, between the Registrant and Comdisco, Inc.

 Number                               Description
 ------ -----------------------------------------------------------------------
 10.14* Warrant Agreement to Purchase Shares of the Series C Preferred Stock of
         Flycast Communications Corporation between the Registrant and
         Comdisco, Inc. dated May 22, 1998.
 10.15* Warrant Agreement to Purchase Shares of the Series C Preferred Stock of
         Flycast Communications Corporation between the Registrant and
         Comdisco, Inc. dated September 29, 1998.
 16.1*  Letter re Change in Certifying Accountant.
 23.1   Independent Auditors' Consent.
 23.2*  Consent of Counsel (included in Exhibit 5.1).
 24.1*  Power of Attorney (see page II-5).
 27.1*  Financial Data Schedule.

--------
* Represents exhibits previously filed.

  (b) Financial Statement Schedules

  (i) Schedule II. Valuation and Qualifying Accounts.

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes to the financial statements.

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations as required by the underwriters and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

  The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on May 3, 1999.

                                         FLYCAST COMMUNICATIONS CORPORATION

                                                 /s/ George R. Garrick
                                         By: __________________________________
                                                     George R. Garrick
                                               Chairman of the Board, Chief
                                              Executive Officer and President

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                       Title              Date


      /s/ George R. Garrick           Chairman of the          May 3, 1999
------------------------------------   Board, Chief
         George R. Garrick             Executive Officer
                                       and President
                                       (Principal
                                       Executive Officer)

                 *                    Chief Financial          May 3, 1999
------------------------------------   Officer and
           Ralph J. Harms              Assistant
                                       Secretary
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)

                 *                    Director                 May 3, 1999
------------------------------------
           David J. Cowan

                 *                    Director                 May 3, 1999
------------------------------------
         Ted R. Dintersmith

                 *                    Director                 May 3, 1999
------------------------------------
            Howard Draft

                 *                    Director                 May 3, 1999
------------------------------------
           Gary Prophitt

                 *                    Director                 May 3, 1999
------------------------------------
         Michael D. Solomon

      /s/ George R. Garrick                                    May 3, 1999
*By:________________________________
            George R. Garrick
              Attorney-in-fact

                                 EXHIBIT INDEX

 Number                               Description
 ------ -----------------------------------------------------------------------
  1.1*  Form of Underwriting Agreement.
  2.1*  Form of Agreement and Plan of Merger between the Registrant and Flycast
         Communications Corporation, a California corporation.
  3.1*  Fourth Amended and Restated Articles of Incorporation of Flycast
         Communications Corporation, a California corporation, as currently in effect.
  3.2*  Certificate of Incorporation of Flycast Communications Corporation, a
         Delaware corporation, as currently in effect.
  3.3*  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and become effective prior to the effective date of the offering.
  3.4*  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed and become effective upon completion of the offering.
  3.5*  Bylaws of the Registrant.
  4.1*  Specimen Stock Certificate.
  5.1*  Opinion of Venture Law Group, a Professional Corporation.
 10.1*  Form of Indemnification Agreement between the Registrant and each of its officers and directors.
 10.2*  1997 Stock Option Plan and form of option agreements.
 10.3*  1999 Stock Option Plan, as amended, and form of option agreement.
 10.4*  1999 Employee Stock Purchase Plan, as amended, and form of subscription agreement.
 10.5*  1999 Directors' Stock Option Plan.
 10.7*  Amended and Restated Investors' Rights Agreement dated December 30,
         1998 between the Registrant and certain holders of the Registrant's securities.
 10.11* Standard Office Lease dated February 1, 1998 between the Registrant and
         Ray Corporation.
 10.12* Master Lease Agreement dated December 30, 1997, as amended, between the
         Registrant and Comdisco, Inc.
 10.13* Subordinated Loan and Security Agreement dated May 22, 1998, as amended, between the Registrant and Comdisco, Inc.
 10.14* Warrant Agreement to Purchase Shares of the Series C Preferred Stock of
         Flycast Communications Corporation between the Registrant and
         Comdisco, Inc. dated May 22, 1998.
 10.15* Warrant Agreement to Purchase Shares of the Series C Preferred Stock of
         Flycast Communications Corporation between the Registrant and
         Comdisco, Inc. dated September 29, 1998.
 16.1*  Letter re Change in Certifying Accountant.
 23.1   Independent Auditors' Consent.
 23.2*  Consent of Counsel (included in Exhibit 5.1).
 24.1*  Power of Attorney (see page II-5).
 27.1*  Financial Data Schedule.

--------
*  Represents exhibits previously filed.